Exhibit 4.04

Signature Copy

Return to Executive Compensation Department

XCEL ENERGY INC.

2005 OMNIBUS INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

Optionee:	Option Price Per Share:

Grant Date:	Exercise Date:

Number of Option Shares:	Expiration Date:

The Xcel Energy Inc. (“Xcel”) Governance, Compensation and Nominating Committee of the Board of Directors (“Committee”) has, on the Grant Date set forth above, authorized the grant to you of a stock option pursuant to the Xcel Energy Inc. 2005 Omnibus Incentive Plan (“Plan”) on the following terms and conditions:

1.                                       Stock Option.

(a)                                  Option Grants.  Xcel hereby irrevocably grants you the option (“Option”) to purchase all or any part of the aggregate number of shares set forth above (“Option Shares”) of the common stock, $2.50 par value, of Xcel (“Common Stock”), at the Option Price per share set forth above.  The Option granted to you pursuant to this Agreement is intended to conform in all respects with the Plan.  The Plan as currently in effect is incorporated in this Agreement by this reference and you hereby acknowledge receipt of a copy thereof.  This Option is not intended to qualify as an “Incentive Stock Option” within the meaning of Section 422 of the Internal Revenue Code of 1986, or any amendment or substitute therefor.

(b)                                 Exercise Period.  Subject to the provisions of paragraph 1(c), this Option shall be exercisable only during the period commencing on the Exercise Date set forth above and ending on the Expiration Date set forth above (“Exercise Period”).  Provided, however, that in the event of a change in control, all outstanding options will become fully vested and exercisable.  Subject to the foregoing, during the Exercise Period, this Option shall be exercisable in whole at any time or as to any number of whole Option Shares from time to time.

(c)                                  Termination of Employment or Death.  If your employment with Xcel and its subsidiaries terminates for any reason, other than retirement, prior to the Exercise Date, the Option shall expire on the date of your termination and shall not become exercisable.  If your employment with Xcel and its subsidiaries terminates during the Exercise Period:

(i)            at a time when you are eligible for retirement under any defined benefit pension plan of Xcel and its subsidiaries in which you are a participant, you will have the full term of the original grant to exercise any outstanding options;

(ii)           due to death or permanent and total disability, or involuntarily and the Committee has not determined that paragraph (iv) shall apply, the Option shall expire and become nonexercisable thirty-six (36) months after the date of your termination;

(iii)          voluntarily, and paragraphs (i) and (ii) do not apply, the Option shall expire and become nonexercisable three (3) months after the date of your termination;

(iv)          involuntarily (for reasons other than retirement, death or disability) and the Committee has determined that this paragraph shall apply, the Option shall expire and become nonexercisable on the date of your termination; provided that in no event shall the Option remain exercisable after the Expiration Date.

(d)                                 Method of Exercise.  The Option may be exercised, after it has vested, only by written notice delivered to the Committee, which notice shall specify the number of whole Option Shares to be purchased and the purchase price to be paid therefor.  Such exercise must be approved by the Xcel Securities Trading Policy Committee and the date of approval shall be the date of exercise.  To be effective, such notice must contain arrangements for full payment of the purchase price for such shares of Common Stock pursuant to the terms of the Plan. The “Market Value” of shares of Common Stock shall be the average of the high and low sale prices of Common Stock reported for the date of exercise on the Composite Transactions Tape for securities listed on the New York Stock Exchange (or, if such prices are not reported on that date, the last preceding date for which such prices were reported).  To the extent that the Option is exercised, in whole or in part, the number of unexercised shares represented by the Option shall be reduced by the number of shares exercised under the Option.  Such reduction shall apply to the shares vested. The Committee may permit payment to be made by the surrender or delivery of shares of Common Stock owned by the Optionee (provided such shares are not subject to any security interest or pledged). In addition, to the extent permitted under applicable laws and regulations, the Committee may allow an Optionee to exercise the Option using a broker-assisted cashless exercise method.

(e)                                  Adjustment of the Option.  In the event of any change in the capital structure of Xcel or its subsidiaries, through consolidation, reorganization, recapitalization, stock dividend, split-up, spin off, or other similar change, appropriate proportionate adjustments shall be made in the number and purchase price of the shares of Common Stock which may be purchased by the exercise of the Option.

2.                                       Miscellaneous.

(a)                                  Notice.  Any notice to be given Xcel under the terms of this Agreement shall be delivered or mailed by first class mail, postage prepaid to:

Secretary

Xcel Energy Inc.

800 Nicollet Mall

Minneapolis, Minnesota 55402

or to such other address as Xcel may direct by notice.  Any notice to be given to you shall be delivered or mailed by first class mail, postage prepaid to you at the address shown below on this Agreement, or at such other address as you may direct by notice.

(b)                                 Withholding.  Xcel may require you to remit to it, or may withhold from your Option Shares or from your other compensation, an amount sufficient to satisfy any applicable federal, state, or local tax withholding requirements.  Participant may elect to satisfy the withholding requirement, in whole or in part, by tendering shares of previously acquired Common Stock (either by delivery of share certificates or by attestation) or by having Xcel withhold Shares from the Award.

(c)                                  Plan and Committee Interpretation as Controlling.  The Option hereby granted and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling.  All determinations and interpretations of the Committee shall be binding and conclusive upon you or your legal representatives with regard to any question arising hereunder or under the Plan.

(d)                                 Non-Transferability.  An Option shall not be assignable or transferable by you other than by will or by the laws of descent and distribution, and an Option shall be exercisable during your lifetime only by you; provided, however, that the Committee may in its discretion permit transfers to other persons or entities.  If the Option remains exercisable after your death, it may be exercised by the personal representative of your estate or by any person who acquires the right to exercise such Option by bequest, inheritance, or otherwise by reason of your death.

(e)                                  Registration.  This Agreement is subject to the requirement that if, at any time, Xcel shall determine that the listing, registration, or qualification of the shares subject to the Option upon a securities exchange or under any state of federal law, or the consent or approval of any regulatory body, or an agreement by you with respect to the disposition of any shares acquired pursuant to this Agreement, is necessary or desirable as a condition of, or in connection with, the granting of the Option or the issuance or purchase of shares hereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to Xcel.

(f)                                    Resale Restrictions.  You hereby agree not to resell any shares of Common Stock acquired by exercise of the Option in violation of the Securities Act of 1933 or any applicable state statute.   All stock certificates issued hereunder shall bear any appropriate restrictive legend required with respect to the foregoing agreement.

(g)                                 No Shareholding Rights.  You will have no rights as a shareholder with respect to any Option Shares unless and until certificates for such shares have been issued to you.

(h)                                 Governing Law.  This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Minnesota except to the extent superseded by applicable federal law.

(i)                                     Guarantee of Employment.  Nothing in this Agreement shall limit the right of Xcel or any of its subsidiaries to terminate your service as an officer or employee, or otherwise impose upon Xcel or any of its subsidiaries any obligation to employ or accept your services.

(j)                                     Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors to all or substantially all of the business or assets of Xcel.

Please signify your acceptance of the terms and conditions of this Agreement by signing this and the attached copy and returning one signed copy to: Compensation Department, 414 Nicollet Mall, 2nd Floor, Minneapolis, MN 55401.

XCEL ENERGY INC.

ACCEPTED:

Name

Date

Street Address

City, State and Zip Code